Exhibit 99.1
PRESS RELEASE
Mid Penn Bancorp, Inc.
2407 Park Drive
Harrisburg, PA 17110
1-866-642-7736
CONTACTS

Rory G. Ritrievi Chair, President & Chief Executive Officer	Justin T. Webb Chief Financial Officer
MID PENN BANCORP, INC. REPORTS SECOND QUARTER EARNINGS
AND DECLARES 63RD CONSECUTIVE QUARTERLY DIVIDEND

July 22, 2026 – Harrisburg, PA – Mid Penn Bancorp, Inc. (NASDAQ: MPB) ("Mid Penn"), the parent company of Mid Penn Bank (the "Bank") and MPB Financial Services, LLC, today reported net income available to common shareholders ("earnings") of $21.7 million, or $0.86 per basic common share and $0.85 per diluted common share, for the quarter ended June 30, 2026, compared to $4.8 million, or $0.22 per basic and diluted common share, for the second quarter of 2025. Earnings exceeded the consensus analyst estimate of $0.79 per diluted common share for the second quarter of 2026. Mid Penn also declared a quarterly cash dividend of $0.23 per common share, up 4.55% from the prior quarter.

Key Highlights of the Second Quarter of 2026:
•Net income available to common shareholders for the second quarter of 2026 was $21.7 million, an increase of $16.9 million or 355.5% compared to the second quarter of 2025, and an increase of $13.0 million, or 149.2%, compared to the first quarter of 2026. The year-over-year increase reflects the William Penn and 1st Colonial acquisitions, while the linked-quarter comparison reflects a full quarter of 1st Colonial results. Earnings per basic common share for the second quarter of 2026 were $0.86 and $0.85 per diluted common share, an increase from $0.22 per both basic and diluted common share in the second quarter of 2025.
•Net interest margin increased to 4.06% for the quarter ended June 30, 2026, from 3.80% for the first quarter of 2026, and 3.44% for the second quarter of 2025. This represents increases of 26 and 62 basis points ("bps") compared to the first quarter of 2026 and second quarter of 2025, respectively. The increase from the second quarter of 2025 was driven by higher investment securities yields, higher loan yields, and lower funding costs.
•Loan balances increased $107.2 million, or 7.8% (annualized), during the second quarter of 2026 compared to the first quarter of 2026. Total loans increased $784.3 million, or 16.2%, to $5.6 billion at June 30, 2026, compared to $4.8 billion at June 30, 2025. Excluding the $597.5 million of loans acquired in the 1st Colonial acquisition, organic loan growth was $186.8 million from June 30, 2025.
•Deposits decreased $17.7 million, or 1.2% (annualized), during the second quarter of 2026 compared to the first quarter of 2026. Total deposits increased $503.6 million, or 9.2%, to $6.0 billion from June 30, 2025. Excluding $747.1 million of deposits from the 1st Colonial acquisition, organic deposits decreased $243.4 million, or 17.9% (annualized), from June 30, 2025, primarily reflecting the planned reduction of approximately $225 million in brokered certificates of deposit during 2025.
•The core efficiency ratio(1) improved to 59.82% in the second quarter of 2026, compared to 63.52% in the first quarter of 2026, and 62.56% in the second quarter of 2025. This improvement was driven by higher net interest income and disciplined management of noninterest expense following the 1st Colonial and William Penn acquisitions.
•Book value per common share improved to $35.62 as of June 30, 2026, compared to $35.08 as of March 31, 2026, and $33.85 as of June 30, 2025. Tangible book value per common share (1) was $28.18 as of June 30, 2026, compared to $27.56 and $27.22 as of March 31, 2026 and June 30, 2025, respectively.

•Mid Penn returned capital to shareholders through the repurchase of 76,000 shares of common stock during the second quarter of 2026.

•As a result of the foregoing, the Board of Directors declared a quarterly cash dividend of $0.23 per common share, payable on August 14, 2026, to shareholders of record as of August 3, 2026.

(1) Non-GAAP financial measure. Refer to the calculation in the section titled “Reconciliation of Non-GAAP Measures (Unaudited)” at the end of this document.

Chair, President and CEO Rory G. Ritrievi provided the following statement:

"We are pleased to share our second quarter operating performance with our shareholders. Results include earnings above consensus expectations, meaningful organic loan growth, healthy net interest margin expansion, a reduction in the efficiency ratio to below 60%, stable asset quality, and improvements in both book value and tangible book value.

Comparisons to the second quarter of 2025 and the first quarter of 2026 are somewhat challenging, as both previous periods were impacted by merger and acquisition-related costs, as well as significant balance sheet expansion. However, when measured against analyst expectations and our own internal expectations, second quarter performance was favorable across nearly every key metric.

During the quarter, we were also active in common stock repurchases, placing 76,000 shares into treasury and returning approximately $2.5 million to the shareholders.

In light of this solid second quarter performance, the Board has also elected to increase the quarterly dividend by 4.55%, from $0.22 per share in the first quarter to $0.23 per share in the second quarter.

We look forward to building on this momentum through the remainder of 2026."

Net Interest Income
For the three months ended June 30, 2026, net interest income was $65.3 million, compared to net interest income of $55.3 million for the three months ended March 31, 2026, and $48.2 million for the three months ended June 30, 2025. Interest income for the quarter ended June 30, 2026, includes $4.3 million of loan accretion income related to fair value marks on acquired loans, which are accreted into interest income over the expected life of the assets. The tax-equivalent net interest margin(1) for the three months ended June 30, 2026 was 4.06% compared to 3.80% and 3.44% for the first quarter of 2026 and second quarter of 2025, respectively, representing a 26 bp increase from the first quarter of 2026, and a 62 bp increase compared to the same period in 2025.
The yield on interest-earning assets increased to 5.99% for the quarter ended June 30, 2026, from 5.75% and 5.69%, for the three months ended March 31, 2026, and June 30, 2025, respectively. The increase from the first quarter of 2026 was primarily due to higher yields on loans, including the impact of accretion income on acquired loans.
For the six months ended June 30, 2026, net interest income increased 32.9% to $120.5 million compared to net interest income of $90.7 million for the same period of 2025. The increase was primarily driven by a $26.4 million increase in interest income on loans and a $5.0 million increase in interest income on investment securities, compared to the same period in 2025.
Average Balances
Average balances continue to be impacted by the 1st Colonial acquisition given that the acquisition closed on February 27, 2026. Day one increases in loans, total assets, deposits, and total liabilities were $581.8 million, $842.5 million, $746.9 million, and $751.7 million, respectively.
Average loans increased $504.9 million to $5.6 billion for the quarter ended June 30, 2026, compared to $5.1 billion for the quarter ended March 31, 2026, and increased $863.5 million compared to $4.7 billion for the quarter ended June 30, 2025.
Average deposits were $5.9 billion for the second quarter of 2026, an increase of $545.9 million, or 10.1%, from $5.4 billion in the first quarter of 2026 and an increase of $779.7 million, or 15.1%, from $5.2 billion for the second quarter of 2025, primarily due to the 1st Colonial and William Penn acquisitions, and organic growth. The average cost of deposits was 2.07% for the second quarter of 2026, representing a 2 bp decrease from the first quarter of 2026, and a 34 bp decrease from the second quarter of 2025.
Cost of funds decreased to 2.09%, compared to 2.12% in the first quarter of 2026, primarily reflecting the repricing of higher-cost time deposits as well as a favorable shift in the funding mix, including an $82.8 million increase in noninterest-bearing deposits.
Asset Quality
The total provision for credit losses, including the benefit for credit losses on off-balance sheet credit exposures, was $528 thousand for the three months ended June 30, 2026, compared to the provision for credit losses of $1.6 million for the three months ended March 31, 2026, and a provision for credit losses of $2.3 million for the three months ended June 30, 2025. The quarter-over-quarter change in the provision for credit losses was primarily driven by qualitative adjustments to the CRE owner-occupied portfolio and improved macroeconomic assumptions, offset by an increase in reserve on one individually analyzed C&I loan. Credit quality remained stable during the quarter, supported by minimal net charge-offs and continued disciplined credit risk management. Net charge-offs for the three months ended June 30, 2026, were $22 thousand, or approximately 0.0004% of total average loans.
The provision for credit losses on loans was $2.2 million for the six months ended June 30, 2026, a decrease of $361 thousand compared to the provision for credit losses of $2.6 million for the six months ended June 30, 2025. The decrease for the six months ended June 30, 2026 was primarily attributable to improved macroeconomic assumptions, partially offset by increases from qualitative adjustments to several segments of the portfolio. The benefit for credit losses on off-balance sheet credit exposures was $29 thousand for the three months ended June 30, 2026, compared to the provision of $24 thousand for the three months ended June 30, 2025. The benefit for credit losses on off-balance sheet credit exposures was $83 thousand for the six months ended June 30, 2026, compared to the provision of $4 thousand for the six months ended June 30, 2025.
Allowance for credit losses - loans was 0.74%, 0.75%, and 0.78% of loans, net of unearned income at June 30, 2026, March 31, 2026, and June 30, 2025, respectively.

Total nonperforming assets were $36.8 million at June 30, 2026, compared to nonperforming assets of $38.1 million at March 31, 2026, and $28.0 million at June 30, 2025. The decrease during the second quarter of 2026 was primarily driven by the payoff of one commercial real estate loan with a balance of $1.3 million.
Delinquency, measured as loans past due 30 days or more, as a percentage of total loans was 0.71% at June 30, 2026, compared to 0.70% and 0.58% at March 31, 2026 and June 30, 2025, respectively.
Capital
Shareholders’ equity increased $14.5 million, or 1.6%, to $901.9 million as of June 30, 2026, from $887.4 million as of March 31, 2026. Retained earnings increased $16.1 million, or 7.2%, from $222.2 million as of March 31, 2026 to $238.2 million as of June 30, 2026. Regulatory capital ratios for Mid Penn and the Bank indicate regulatory capital levels in excess of the regulatory minimums and the levels necessary for the Bank to be considered "well capitalized" at June 30, 2026. Additionally, Mid Penn declared $5.6 million in dividends during the second quarter of 2026.
On April 21, 2026, Mid Penn’s Board of Directors authorized an increase to its treasury stock repurchase program ("the Program"), increasing the authorized repurchase amount to $50.0 million of Mid Penn’s outstanding common stock through April 30, 2027. During the second quarter of 2026, Mid Penn repurchased 76,000 shares under the program. As of June 30, 2026, Mid Penn repurchased a total of 595,891 shares of common stock at an average price of $24.82 per share under the Program.
Noninterest Income
For the three months ended June 30, 2026, noninterest income totaled $10.6 million, an increase of $1.0 million, or 10.2%, from $9.6 million for the first quarter of 2026. The increase was primarily driven by an $805 thousand increase in mortgage banking income, a $336 thousand increase in earnings from the cash surrender value of life insurance, and a $230 thousand increase in fiduciary and wealth management income, partially offset by a $415 thousand decrease in other noninterest income.
For the six months ended June 30, 2026, noninterest income totaled $20.2 million, an increase of $8.8 million, or 77.4%, compared to noninterest income of $11.4 million for the six months ended June 30, 2025. The increase was primarily driven by a $5.0 million increase in fiduciary and wealth management income, reflecting the Cumberland Advisors acquisition, a $981 thousand increase in earnings from the cash surrender value of life insurance, and a $2.0 million increase in other noninterest income, including a $653 thousand increase in insurance commissions, and a $558 thousand increase in death benefits received.
Noninterest Expense
For the three months ended June 30, 2026, noninterest expense totaled $47.8 million, a decrease of $4.2 million, or 8.1%, compared to $52.0 million in the first quarter of 2026. The decrease was primarily driven by a $7.6 million decrease in merger and acquisition expenses, partially offset by a $3.6 million increase in salaries and employee benefits, resulting from the acquisition of 1st Colonial.
For the six months ended June 30, 2026, noninterest expense totaled $99.7 million, an increase of $21.3 million, or 27.1%, compared to $78.4 million for the six months ended June 30, 2025. The increase was primarily driven by a $13.2 million increase in salaries and benefits, reflecting additional staff from the 1st Colonial, Cumberland Advisors, and William Penn acquisitions. Software licensing and utilization costs, occupancy expenses, and legal and professional fees increased $1.9 million, $1.5 million, and $2.0 million, respectively, primarily reflecting Mid Penn's increased size and operational complexity following these acquisitions. Intangible amortization also increased $1.9 million. These increases were partially offset by a $3.5 million decrease in merger and acquisition expenses compared to the same period of 2025.
The core efficiency ratio(1) was 59.8% for the second quarter of 2026, compared to 63.5% for the first quarter of 2026 and 62.6% for the second quarter of 2025. The linked-quarter improvement was primarily driven by growth in net interest income, which outpaced the increase in core noninterest expense associated with a full quarter of 1st Colonial operations. Mid Penn continues to evaluate opportunities to achieve cost synergies as integration progresses.
(1)Non-GAAP financial measure. Refer to the calculation in the section titled “Reconciliation of Non-GAAP Measures (Unaudited)” at the end of this document. Non-GAAP financial measure.

SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This press release, and oral statements made regarding the subjects of this release, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's current views and expectations about new and existing programs and products, relationships, opportunities, technology, and market conditions. These statements may be identified by such forward-looking terminology as "continues," "expect," "look," "believe," "anticipate," "may," "will," "should," "projects," "strategy" or similar statements. Actual results may differ materially from such forward-looking statements, and no reliance should be placed on any forward-looking statement. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity; prepayment speeds, loan originations, credit losses and market values on loans, collateral securing loans, and other assets; sources of liquidity; common shares outstanding; common stock price volatility; fair value of and number of stock-based compensation awards to be issued in future periods; the impact of changes in market values on securities held in Mid Penn’s portfolio; legislation affecting the financial services industry as a whole, and Mid Penn and Mid Penn Bank individually or collectively, including tax legislation; results of the regulatory examination and supervision process and oversight, including changes in monetary policy and capital requirements; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or regulatory agencies; increasing price and product/service competition by competitors, including new entrants; rapid technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; the mix of products/services; containing costs and expenses; governmental and public policy changes; protection and validity of intellectual property rights; reliance on large customers; technological, implementation and cost/financial risks in large, multi-year contracts; the outcome of future litigation and governmental proceedings, including tax-related examinations and other matters; continued availability of financing; the availability of financial resources in the amounts, at the times and on the terms required to support Mid Penn and Mid Penn Bank’s future businesses; material differences in the actual financial results of merger, acquisition and investment activities compared with Mid Penn’s initial expectations, including the full realization of anticipated cost savings and revenue enhancements, the possibility that the anticipated benefits of a transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the companies or as a result of the strength of the economy and competitive factors in legacy Mid Penn and target markets; diversion of management’s attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of a transaction; the ability to complete the integration of Mid Penn and its target successfully; the dilution caused by Mid Penn’s issuance of additional shares of its capital stock in connection with a transaction; and other factors that may affect the future results of Mid Penn.
For a more detailed description of these and other factors which would affect our results, please see Mid Penn’s filings with the SEC, including those risk factors identified in the "Risk Factors" section and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2025 and subsequent filings with the SEC. The statements in this press release are made as of the date of this press release, even if subsequently made available by Mid Penn on its website or otherwise. Mid Penn does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of unanticipated events, except as required by law.

SUMMARY FINANCIAL HIGHLIGHTS (Unaudited):

(Dollars in thousands, except per share data)	Jun. 30, 2026	Mar. 31, 2026	Dec. 31, 2025	Sep. 30, 2025	Jun. 30, 2025
Ending Balances:
Investment securities	$878,026	$830,499	$769,045	$781,888	$769,211
Loans, net of unearned income	5,617,169	5,509,940	4,862,838	4,821,134	4,832,898
Total assets	7,062,910	6,964,809	6,133,896	6,267,349	6,354,543
Total deposits	5,953,297	5,970,967	5,214,663	5,342,720	5,449,664
Shareholders' equity	901,907	887,405	814,058	796,323	775,708
Average Balances:
Investment securities	843,317	783,768	774,962	782,020	652,105
Loans, net of unearned income	5,588,129	5,083,240	4,844,308	4,804,163	4,724,638
Total assets	6,996,021	6,393,011	6,202,310	6,385,751	6,036,045
Total deposits	5,939,499	5,393,592	5,290,598	5,468,144	5,159,754
Shareholders' equity	892,092	845,553	803,093	783,547	670,491

	Three Months Ended
Income Statement:	Jun. 30, 2026	Mar. 31, 2026	Dec. 31, 2025	Sep. 30, 2025	Jun. 30, 2025
Net interest income	$65,280	$55,250	$54,751	$53,629	$48,206
Provision/(benefit) for credit losses (4)	528	1,594	(839)	(434)	2,269
Noninterest income	10,586	9,604	7,277	8,183	6,143
Noninterest expense	47,767	51,959	35,848	37,982	47,798
Income before provision for income taxes	27,571	11,301	27,019	24,264	4,282
Provision/(benefit) for income taxes	5,880	2,595	7,572	5,967	(480)
Net income available to shareholders	21,691	8,706	19,447	18,297	4,762
Net income excluding non-recurring income and expenses (1)	22,019	15,294	19,224	17,772	15,074

Per Share:
Basic earnings per common share	$0.86	$0.36	$0.84	$0.80	$0.22
Diluted earnings per common share	0.85	0.36	0.83	0.79	0.22
Cash dividends declared	0.22	0.22	0.22	0.20	0.20
Book value per common share	35.62	35.08	35.32	34.56	33.85
Tangible book value per common share (1)	28.18	27.56	28.76	27.96	27.22

Asset Quality:
Net charge-offs to average loans (3)	0.002%	0.084%	0.038%	0.008%	0.069%
Non-performing loans to total loans	0.51	0.54	0.47	0.37	0.38
Non-performing asset to total loans and other real estate	0.65	0.69	0.63	0.57	0.58
Non-performing asset to total assets	0.52	0.55	0.50	0.44	0.44
ACL on loans to total loans	0.74	0.75	0.74	0.77	0.78
ACL on loans to nonperforming loans	146.52	138.68	157.25	207.92	206.49

Profitability:
Return on average assets (3)	1.24%	0.55%	1.24%	1.14%	0.32%
Return on average equity (3)	9.75	4.18	9.61	9.26	2.85
Return on average tangible common equity (1) (3)	13.20	5.82	12.29	11.95	4.05
Tax-equivalent net interest margin	4.06	3.80	3.79	3.60	3.44
Core Efficiency ratio (1)	59.82	63.52	55.26	58.80	62.56

Capital Ratios:
Tier 1 Capital (to Average Assets) (2)	10.7%	11.4%	11.0%	10.4%	10.6%
Common Tier 1 Capital (to Risk Weighted Assets) (2)	12.8	12.8	13.5	13.9	12.8
Tier 1 Capital (to Risk Weighted Assets) (2)	12.8	12.8	13.5	13.9	12.8
Total Capital (to Risk Weighted Assets) (2)	13.5	13.6	14.3	15.5	14.4
(1)Non-GAAP financial measure. Refer to the calculation in the section titled “Reconciliation of Non-GAAP Measures (Unaudited)” at the end of this document.
(2)Regulatory capital ratios as of June 30, 2026 are preliminary estimates while prior period ratios are actual.
(3)Annualized ratio
(4)Includes $2.3 million related to non-PCD loans acquired in the William Penn acquisition on April 30, 2025. This amount reflects accounting guidance in effect prior to Mid Penn's adoption of ASU 2025-08, under which the allowance for certain purchased loans was recognized through provision expense.

CONSOLIDATED BALANCE SHEETS (Unaudited):

(Dollars in thousands, except share data)	Jun. 30, 2026	Mar. 31, 2026	Dec. 31, 2025	Sep. 30, 2025	Jun. 30, 2025
ASSETS
Cash and due from banks	$55,168	$60,967	$46,695	$18,013	$52,671
Interest-bearing balances with other financial institutions	15,367	19,383	29,178	24,736	22,828
Federal funds sold	16,111	60,840	23,045	214,420	261,353
Total cash and cash equivalents	86,646	141,190	98,918	257,169	336,852
Investment Securities:
Held to maturity, at amortized cost	372,866	340,957	347,285	354,094	364,029
Available for sale, at fair value	499,773	484,130	416,314	427,352	404,745
Equity securities available for sale, at fair value	5,387	5,412	5,446	442	437
Loans held for sale	16,595	16,554	3,668	6,085	6,101
Loans, net of unearned income	5,617,169	5,509,940	4,862,838	4,821,134	4,832,898
Less: Allowance for credit losses	(41,640)	(41,105)	(36,091)	(37,337)	(37,615)
Net loans	5,575,529	5,468,835	4,826,747	4,783,797	4,795,283

Premises and equipment, net	49,236	49,611	48,742	48,491	47,732
Operating lease right of use asset	15,872	16,803	15,169	15,700	15,026
Finance lease right of use asset	2,278	2,323	2,368	2,413	2,458
Cash surrender value of life insurance	117,515	116,474	95,351	95,015	94,770
Restricted investment in bank stocks	15,720	10,081	7,576	6,737	7,110
Accrued interest receivable	33,391	32,958	29,640	29,705	28,546
Deferred income taxes	23,227	23,798	21,416	27,475	35,333
Goodwill	157,121	157,121	136,620	136,620	135,473
Core deposit and other intangibles, net	31,173	33,013	14,657	15,586	16,531
Foreclosed assets held for sale	8,390	8,420	7,806	9,346	9,816
Other assets	52,191	57,129	56,173	51,322	54,301
Total Assets	$7,062,910	$6,964,809	$6,133,896	$6,267,349	$6,354,543

LIABILITIES & SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$973,371	$933,497	$834,013	$836,374	$857,072
Interest-bearing transaction accounts	3,299,576	3,357,497	2,829,175	2,852,361	2,770,877
Time	1,680,350	1,679,973	1,551,475	1,653,985	1,821,715
Total Deposits	5,953,297	5,970,967	5,214,663	5,342,720	5,449,664

Short-term borrowings	137,500	31,500	20,833	—	—
Long-term debt	2,902	3,021	23,139	23,258	23,374
Subordinated debt and trust preferred securities	—	—	—	37,149	37,303
Operating lease liability	16,275	17,186	15,405	15,973	15,342
Accrued interest payable	12,175	12,195	10,942	16,460	13,421
Other liabilities	38,854	42,535	34,856	35,466	39,731
Total Liabilities	6,161,003	6,077,404	5,319,838	5,471,026	5,578,835

Shareholders' Equity:
Common stock, par value $1.00 per share; 40.0 million shares authorized	25,924	25,817	23,567	23,551	23,419
Additional paid-in capital	661,903	659,883	589,421	588,405	584,291
Retained earnings	238,224	222,154	219,685	205,320	191,574
Accumulated other comprehensive loss	(9,142)	(8,157)	(6,323)	(8,907)	(11,756)
Treasury stock	(15,002)	(12,292)	(12,292)	(12,046)	(11,820)
Total Shareholders’ Equity	901,907	887,405	814,058	796,323	775,708
Total Liabilities and Shareholders' Equity	$7,062,910	$6,964,809	$6,133,896	$6,267,349	$6,354,543

CONSOLIDATED STATEMENTS OF INCOME (Unaudited):

	Three Months Ended
(Dollars in thousands, except per share data)	Jun. 30, 2026	Mar. 31, 2026	Dec. 31, 2025	Sep. 30, 2025	Jun. 30, 2025
INTEREST INCOME
Loans, including fees	$88,574	$76,798	$76,916	$76,262	$72,469
Investment securities:
Taxable	7,558	6,501	6,590	6,614	4,637
Tax-exempt	284	297	320	331	344
Other interest-bearing balances	117	110	135	196	142
Federal funds sold	159	220	1,179	3,463	2,428
Total Interest Income	96,692	83,926	85,140	86,866	80,020
INTEREST EXPENSE
Deposits	30,619	27,848	29,930	32,631	30,981
Short-term borrowings	764	702	5	—	86
Long-term and subordinated debt	29	126	454	606	747
Total Interest Expense	31,412	28,676	30,389	33,237	31,814
Net Interest Income	65,280	55,250	54,751	53,629	48,206
Net provision/(benefit) for credit losses (1)	528	1,594	(839)	(434)	2,269
Net Interest Income After Provision for Credit Losses	64,752	53,656	55,590	54,063	45,937
NONINTEREST INCOME
Fiduciary and wealth management	3,891	3,661	1,412	1,340	1,406
ATM debit card interchange	1,169	1,035	1,053	1,019	958
Service charges on deposits	632	636	634	647	652
Mortgage banking	1,119	314	552	1,013	676
Mortgage hedging	113	81	(22)	50	(7)
Net gain on sales of SBA loans	27	163	100	—	63
Earnings from cash surrender value of life insurance	1,041	705	609	605	491
Net gain on sales of investment securities	—	—	10	—	—
Other	2,594	3,009	2,929	3,509	1,904
Total Noninterest Income	10,586	9,604	7,277	8,183	6,143
NONINTEREST EXPENSE
Salaries and employee benefits	26,945	23,346	20,026	20,941	20,753
Software licensing and utilization	4,155	3,598	3,406	3,310	3,272
Occupancy, net	2,891	3,253	2,624	2,642	2,365
Equipment	1,684	1,553	1,435	1,248	1,248
Shares tax	822	964	245	1,006	606
Legal and professional fees	2,157	1,688	992	1,070	993
ATM/card processing	689	757	771	557	621
Intangible amortization	1,819	1,300	930	944	744
FDIC assessment	663	800	1,046	422	994
Loss on sale or write-down of foreclosed assets, net	4	491	203	471	—
Merger and acquisition (2)	103	7,723	(39)	233	11,011
Other	5,835	6,486	4,209	5,138	5,191
Total Noninterest Expense	47,767	51,959	35,848	37,982	47,798
INCOME BEFORE PROVISION FOR INCOME TAXES	27,571	11,301	27,019	24,264	4,282
Provision/(benefit) for income taxes	5,880	2,595	7,572	5,967	(480)
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$21,691	$8,706	$19,447	$18,297	$4,762

PER COMMON SHARE DATA:
Basic Earnings Per Common Share	$0.86	$0.36	$0.84	$0.80	$0.22
Diluted Earnings Per Common Share	0.85	0.36	0.83	0.79	0.22
Cash Dividends Declared	0.22	0.22	0.22	0.20	0.20
(1)     Includes $2.3 million related to non-PCD loans acquired in the William Penn acquisition on April 30, 2025. This amount reflects accounting guidance in effect prior to Mid Penn's adoption of ASU 2025-08, under which the allowance for certain purchased loans was recognized through provision expense.
(2)    Includes release of merger and acquisition accruals related to the William Penn acquisition in the fourth quarter of 2025.

CONSOLIDATED – AVERAGE BALANCE SHEET AND NET INTEREST INCOME ANALYSIS (Unaudited):

	Average Balances, Income and Interest Rates on a Taxable Equivalent Basis
	For the Three Months Ended
	June 30, 2026			March 31, 2026			June 30, 2025
(Dollars in thousands)	Average Balance	Interest	Yield/ Rate(2)	Average Balance	Interest	Yield/ Rate(2)	Average Balance	Interest	Yield/ Rate(2)
ASSETS:
Interest Bearing Balances	$19,067	$117	2.46%	$19,647	$110	2.27%	$23,271	$142	2.45%
Investment Securities:
Taxable	787,477	7,213	3.67	715,209	6,486	3.68	584,919	4,570	3.13
Tax-Exempt	55,840	284	2.04	68,559	297	1.76	67,186	344	2.05
Total Securities	843,317	7,497	3.57	783,768	6,783	3.51	652,105	4,914	3.02

Federal Funds Sold	11,748	159	5.43	16,994	220	5.25	236,037	2,428	4.13
Loans, Net of Unearned Income	5,588,129	88,574	6.36	5,083,240	76,798	6.13	4,724,638	72,469	6.15
Restricted Investment in Bank Stocks	12,292	345	11.26	10,864	15	0.56	6,945	67	3.87
Total Earning Assets	6,474,553	96,692	5.99	5,914,513	83,926	5.75	5,642,996	80,020	5.69

Cash and Due from Banks	55,360			55,545			50,376
Other Assets	466,108			422,953			342,673
Total Assets	$6,996,021			$6,393,011			$6,036,045

LIABILITIES & SHAREHOLDERS' EQUITY:
Interest-bearing Demand	$1,660,007	$6,712	1.62%	$1,382,567	$5,417	1.59%	$1,123,130	$4,954	1.77%
Money Market	1,243,822	7,838	2.53	1,216,581	7,470	2.49	1,179,295	8,350	2.84
Savings	433,917	711	0.66	363,593	300	0.33	307,634	70	0.09
Time	1,668,054	15,358	3.69	1,579,915	14,661	3.76	1,735,888	17,607	4.07
Total Interest-bearing Deposits	5,005,800	30,619	2.45	4,542,656	27,848	2.49	4,345,947	30,981	2.86

Short term borrowings	79,875	764	3.84	71,111	702	4.00	7,418	86	4.65
Long-term debt	2,886	29	4.03	11,733	126	4.36	23,417	252	4.32
Subordinated debt and trust preferred securities	—	—	—	—	—	—	45,264	495	4.39
Total Interest-bearing Liabilities	5,088,561	31,412	2.48	4,625,500	28,676	2.51	4,422,046	31,814	2.89

Noninterest-bearing Demand	933,699			850,936			813,807
Other Liabilities	81,669			71,022			129,701
Shareholders' Equity	892,092			845,553			670,491
Total Liabilities & Shareholders' Equity	$6,996,021			$6,393,011			$6,036,045

Net Interest Income		$65,280			$55,250			$48,206
Taxable Equivalent Adjustment (1)		231			236			245
Net Interest Income (taxable equivalent basis)		$65,511			$55,486			$48,451

Total Yield on Earning Assets			5.99%			5.75%			5.69%
Cost of funds			2.09%			2.12%			2.44%
Rate on Supporting Liabilities			2.48			2.51			2.89
Average Interest Spread			3.51			3.24			2.80
Tax-Equivalent Net Interest Margin			4.06			3.80			3.44
(1)Presented on a fully taxable-equivalent basis using a 21% federal tax rate and statutory interest expense disallowance.
(2)Annualized ratios

ALLOWANCE FOR CREDIT LOSSES AND ASSET QUALITY (Unaudited):

(Dollars in thousands)	Jun. 30, 2026	Mar. 31, 2026	Dec. 31, 2025	Sep. 30, 2025	Jun. 30, 2025
Allowance for Credit Losses on Loans:
Beginning balance	$41,105	$36,091	$37,337	$37,615	$35,838

Allowance for credit losses on loans acquired	—	4,415	—	—	343

Loans Charged off
Commercial real estate
CRE Nonowner Occupied	(2)	(499)	(394)	—	(691)
CRE Owner Occupied	—	—	(346)	—	—
Multifamily	—	—	—	—	—
Farmland	—	—	—	—	—
Commercial and industrial	—	—	—	(91)	(203)
Construction
Residential Construction	—	—	—	—	—
Other Construction	—	—	—	—	—
Residential mortgage
1-4 Family 1st Lien	—	—	—	—	—
1-4 Family Rental	—	(13)	—	—	—
HELOC and Junior Liens	(48)	—	—	—	—
Consumer	(11)	(641)	(28)	(40)	(15)
Total loans charged off	(61)	(1,153)	(768)	(131)	(909)
Recoveries of loans previously charged off
Commercial real estate
CRE Nonowner Occupied	—	—	294	9	1
CRE Owner Occupied	2	93	—	—	—
Multifamily	—	—	—	—	—
Farmland	—	—	—	—	—
Commercial and industrial	6	—	—	—	3
Construction
Residential Construction	—	—	—	—	—
Other Construction	—	—	—	—	—
Residential mortgage
1-4 Family 1st Lien	3	2	2	3	83
1-4 Family Rental	13	—	—	—	—
HELOC and Junior Liens	—	—	—	—	—
Consumer	15	9	7	28	11
Total loans recovered	39	104	303	40	98
Balance before provision	41,083	39,457	36,872	37,524	35,370
Provision/(benefit) for credit losses - loans (1)	557	1,648	(781)	(187)	2,245
Balance, end of quarter	$41,640	$41,105	$36,091	$37,337	$37,615
Nonperforming Assets
Total nonaccrual loans	$28,420	$29,641	$22,951	$17,957	$18,216

Foreclosed real estate	8,390	8,420	7,806	9,346	9,816
Total nonperforming assets	36,810	38,061	30,757	27,303	28,032

Accruing loans 90 days or more past due	213	—	—	160	—
Total risk elements	$37,023	$38,061	$30,757	$27,463	$28,032
(1)    Includes $2.3 million related to non-PCD loans acquired in the William Penn acquisition on April 30, 2025. This amount reflects accounting guidance in effect prior to Mid Penn's adoption of ASU 2025-08, under which the allowance for certain purchased loans was recognized through provision expense.

RECONCILIATION OF NON-GAAP MEASURES (Unaudited)
Explanatory note: This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). Mid Penn’s management uses these non-GAAP financial measures in their analysis of Mid Penn’s performance. For tangible book value, the most directly comparable financial measure calculated in accordance with GAAP is book value. We believe that this measure is important to many investors in the marketplace who are interested in changes from period to period in book value per common share exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing total book value while not increasing tangible book value. Income tax effects of non-GAAP adjustments are calculated using the applicable statutory tax rate for the jurisdictions in which the charges (benefits) are incurred, while taking into consideration any valuation allowances or non-deductible portions of the non-GAAP adjustments. Adjusted earnings per common share excludes from income available to common shareholders certain expenses related to significant non-core activities, including merger-related expenses, net of income taxes. For return on average tangible common equity, the most directly comparable financial measure calculated in accordance with GAAP is return on average equity. The core efficiency ratio is often used by management to measure its noninterest expense as a percentage of its revenue. This non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for financial measures determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of Mid Penn’s results and financial condition as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. Management believes that this non-GAAP supplemental information will be helpful in understanding Mid Penn’s ongoing operating results. This supplemental presentation should not be construed as an inference that Mid Penn’s future results will be unaffected by similar adjustments to be determined in accordance with GAAP. The reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures can be found in the tables below.

Tangible Book Value Per Common Share

(Dollars in thousands, except per share data)	Jun. 30, 2026	Mar. 31, 2026	Dec. 31, 2025	Sep. 30, 2025	Jun. 30, 2025

Shareholders' Equity	$901,907	$887,405	$814,058	$796,323	$775,708
Less: Goodwill	157,121	157,121	136,620	136,620	135,473
Less: Core Deposit and Other Intangibles	31,173	33,013	14,657	15,586	16,531
Tangible Equity	$713,613	$697,271	$662,781	$644,117	$623,704

Common Shares Outstanding	25,320,686	25,296,763	23,047,203	23,039,223	22,915,194

Tangible Book Value per Share	$28.18	$27.56	$28.76	$27.96	$27.22

Adjusted Earnings Per Common Share Excluding Non-Recurring Income and Expenses

	Three Months Ended
(Dollars in thousands, except per share data)	Jun. 30, 2026	Mar. 31, 2026	Dec. 31, 2025	Sep. 30, 2025	Jun. 30, 2025

Net Income Available to Common Shareholders	$21,691	$8,706	$19,447	$18,297	$4,762
Less: BOLI Death Benefit Income	1	331	223	71	1
Less: Recoveries on loans previously acquired in business combinations (1)	—	—	—	534	—
Less: Swap cancellation gain	—	—	83	279	—
Less: Gain on the closing of an investment of a reinsurance entity acquired from another institution	—	—	—	420	—
Less: Gain on sale of pension assets	—	—	192	—	—
Plus: Merger and Acquisition Expenses (2)	103	7,723	(39)	233	11,011
Plus: Compensation expense for accelerated vesting of stock options and restricted stock awards	314	370	314	753	2,043
Plus: Legal settlement expense	—	665	—	—	—
Less: Tax Effect of Non-Recurring Expenses	88	1,839	—	207	2,741
Net Income Excluding Non-Recurring Income and Expenses	$22,019	$15,294	$19,224	$17,772	$15,074

Weighted-average Shares Outstanding	25,330,234	23,949,008	23,045,983	23,005,504	21,566,617

Adjusted Earnings Per Common Share Excluding Non-Recurring Income and Expenses	$0.87	$0.64	$0.83	$0.77	$0.70
(1)    These recoveries are recognized in noninterest income rather than a reduction to the allowance for credit losses, consistent with purchase accounting treatment, as expected credit losses on acquired loans were reflected in fair value adjustments at the acquisition date.
(2)     Includes release of merger and acquisition accruals related to William Penn acquisition in Q4 2025.

Return on Average Tangible Common Equity

	Three Months Ended
(Dollars in thousands)	Jun. 30, 2026	Mar. 31, 2026	Dec. 31, 2025	Sep. 30, 2025	Jun. 30, 2025

Net income available to common shareholders	$21,691	$8,706	$19,447	$18,297	$4,762
Plus: Intangible amortization, net of tax	1,437	1,027	735	746	588
	23,128	9,733	20,182	19,043	5,350

Average shareholders' equity	892,092	845,553	803,093	783,547	670,491
Less: Average goodwill	157,121	147,021	136,620	135,486	130,824
Less: Average core deposit and other intangibles	32,105	20,835	14,969	16,003	9,824
Average tangible common shareholders' equity	$702,866	$677,697	$651,504	$632,058	$529,843

Return on average tangible common equity(1)	13.20%	5.82%	12.29%	11.95%	4.05%
(1) Annualized ratio

Core Efficiency Ratio (Non-GAAP)

	Three Months Ended
(Dollars in thousands)	Jun. 30, 2026	Mar. 31, 2026	Dec. 31, 2025	Sep. 30, 2025	Jun. 30, 2025

Noninterest expense	$47,767	$51,959	$35,848	$37,982	$47,798
Less: Merger and acquisition expenses (1)	103	7,723	(39)	233	11,011
Less: Compensation expense for accelerated vesting of stock options and restricted stock awards	314	370	314	753	2,043
Less: Intangible amortization	1,819	1,300	930	944	744
Less: Loss on sale or write-down of foreclosed assets, net	4	491	203	471	—
Less: Other expenses on foreclosed assets	142	427	445	—	—
Less: Legal settlement expense	—	665	—	—	—
Efficiency ratio numerator	45,385	40,983	33,995	35,581	34,000

Net interest income	65,280	55,250	54,751	53,629	48,206
Noninterest income	10,586	9,604	7,277	8,183	6,143
Less: BOLI Death Benefit	1	331	223	71	1
Less: Recoveries on loans previously acquired in business combinations (2)	—	—	—	534	—
Less: Swap cancellation gain	—	—	83	279	—
Less: Gain on the closing of an investment of a reinsurance entity acquired from another institution	—	—	—	420	—
Less: Gain on sale of pension assets	—	—	192	—	—
Less: Net gain on sales of investment securities	—	—	10	—	—
Efficiency ratio denominator	$75,865	$64,523	$61,520	$60,508	$54,348

Core efficiency ratio	59.82%	63.52%	55.26%	58.80%	62.56%

Tax effect on non-GAAP adjustments (3)	231	236	243	245	245
Tax-effected core efficiency ratio	59.64%	63.29%	55.04%	58.57%	62.28%
(1)    Includes release of merger and acquisition accruals related to the William Penn acquisition in Q4 2025.
(2)    These recoveries are recognized in noninterest income rather than a reduction to the allowance for credit losses, consistent with purchase accounting treatment, as expected credit losses on acquired loans were reflected in fair value adjustments at the acquisition date.
(3)    Tax-effected using a 21% statutory federal tax rate.